Exhibit 10.12

August 3, 2005

Mr. Bill Pastor
12420 West Gate
Kansas City, KS 66213

Dear Bill:

        I am very pleased to provide you with a summary of the terms of your employment with Alphatec Spine, Inc. ("Alphatec"). Your employment with Alphatec will commence once any conditions set forth in this letter are satisfied, and you return the letter to the Company. At this time, we anticipate that your employment will be effective August 1, 2005.

        1.    Position.    Your position will be Vice President Sales and Customer Service. As you progress with Alphatec, your position and assignments are, of course, subject to change. As an Alphatec employee, we expect that you will perform any and all duties and responsibilities normally associated with your position in a satisfactory manner and to the best of your abilities at all times.

        2.    Starting Date/Nature of Relationship.    If you accept this offer, and any conditions set forth herein are satisfied, your employment with Alphatec will begin on August 1, 2005 (the "Commencement Date"). Thereafter, you will be expected to devote all of your working time to the performance of your duties at Alphatec throughout your employment. No provision of this letter shall be construed to create an express or implied employment contract, or a promise of employment for any specific period of time. Your employment with Alphatec is at-will employment which may be terminated by you or Alphatec at any time for any reason with or without advance notice.

        3.    Compensation, Equity, Benefits, Bonus.    Your initial base pay shall be at a rate of $5,480.77 weekly ($285,000.00 on an annualized basis) minus customary deductions for federal and state taxes and the like.

        Subject to approval by the Board of Directors, you will be granted 15,000 shares of Founder's stock. This stock will have a five year vesting schedule along with change of control privileges.

        In addition to your compensation, you may choose to take advantage of the 401(k) plan as all other employees.

        Employee will be eligible to receive a cash performance bonus each fiscal year, payable within 30 days after the end of the Company's fiscal year, in an amount of up to 50% of the base salary received by Employee for such fiscal year. In the fiscal year ended December 31, 2005 ("FY 2005"), Employee will be entitled to his full performance bonus (which will be 50% of base salary paid from the Commencement Date through December 31, 2005) if the Company's Net Sales (as that term is used in the Company's audited financial statements), exclusive of sales by businesses acquired from and after the Commencement Date equal or exceed $50 Million. In the event that Same Store Sales in FY 2005 are $33 Million, Employee will receive 25% of his full performance bonus. In the event that Same Store Sales in FY 2005 are $40 Million, Employee will receive 50% of his full performance bonus. In the event that Same Store Sales for FY 2005 are between $33 Million and $40 Million, the percentage of Employee's full performance bonus shall be prorated between 25% and 50%, and in the event that Same Store Sales for FY 2005 are between $40 Million and $50 Million, such percentage shall be prorated between 50% and 100%. After FY 2005, performance bonuses shall be based upon the achievement of objectives established by the President and COO prior to the commencement of the fiscal year.

        As also indicated you will be reimbursed for the expenses associated with your housing during your tenure with Alphatec to include corporate housing and utilities, a company car, meals and clothing maintenance. We will also reimburse you for round trip airfare expenses between Kansas and California as you deem appropriate with an average not to exceed every other weekend.

        4.    Your Certifications to Alphatec.    As a condition of your employment:

        You hereby certify to Alphatec that (1) you are free to enter into and fully perform the duties of your position and that you are not subject to any employment, confidentiality, non-competition or other agreement that would restrict your employment by Alphatec, (2) signing this letter of employment with Alphatec does not violate any order, judgment or injunction applicable to you, or conflict with or breach any agreement to which you are a party or by which you are bound, (3) you have disclosed to Alphatec any applicability agreements that address confidentiality or other post-employment obligations, (4) all facts you have presented or will present to Alphatec are accurate and true. This includes, but is not limited to, all oral and written statements you have made (including those pertaining to your education, training, qualifications, licensing and prior work experience) on any job application, resume or c.v., or in any interview or discussion with Alphatec.

        5.    Non-solicitation/Proprietary Information/Non disclosure.    For a period of 12 months upon termination, the Employee is under a non solicit, non disclosure agreement. Upon termination of Employee's employment for any reason, Employee will not recruit, solicit or induce, or attempt to induce, any Employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company for a period of 12 months.

        Employee agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company's business or financial affairs (collectively, "Proprietary Information") is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs, and customer and supplier lists. Employee will not disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes without written approval by an officer of the Company, either during or after his employment, unless and until such Proprietary Information has become public knowledge without fault by Employee.

        Employee agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by Employee or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company to be used by Employee only in the performance of his duties for the Company.

        Employee agrees that his obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (a) and (b) above, also extends to such types of information, know-how, records and tangible property of subsidiaries and joint ventures of the Company, customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to Employee in the course of the Company's business.

        6.    Miscellaneous.    This letter constitutes Alphatec's entire offer regarding the terms and conditions of your prospective employment with Alphatec. It supersedes any prior agreements, or other promises or statements (whether oral or written) regarding the offered terms of employment.

        You may accept this offer of employment and the terms and conditions hereof by signing the enclosed additional copy of this letter. Your signature on the copy of this letter and your submission of the signed copy to me will evidence your agreement with the terms and conditions set forth herein.

Sincerely,
/s/ Ronald G. Hiscock Ronald G. Hiscock President and Chief Operating Officer
Agreed to and Acknowledged:
/s/ Bill Pastor
8/3/05 Date

November 30, 2005

Mr. Floyd W. "Bill" Pastor
12420 Westgate
Overland Park, KS 66213

Dear Bill (hereinafter "you", "your" or the "Employee"):

        I am very pleased to provide you with a summary of your new employment terms with Alphatec Spine, Inc. ("Alphatec" or the "Company").

        1.    Position    Your new position in the Company will be Vice President, Head of Executive Development and you will report to Alphatec's President and Chief Executive Officer. As an Alphatec employee, we expect that you will perform any and all duties and responsibilities normally associated with your position in a satisfactory manner and to the best of your abilities at all times.

        2.    Starting Date/Nature of Relationship    Upon accepting this offer your new position with Alphatec will begin on December 15, 2005 (the "Commencement Date"). Thereafter, you will be expected to devote all of your working time through August 31, 2005 to the performance of your duties at Alphatec throughout your employment. No provision of this letter shall be construed to create an express or implied employment contract, or a promise of employment for any specific period of time. Your employment with Alphatec is at-will employment which may be terminated by you or Alphatec at any time for any reason or for no reason with or without advance notice.

        3.    Compensation, Benefits, Bonus    Your base salary shall be a rate of $5,480.77 weekly ($285,000 on an annualized basis) minus customary deductions for federal and state taxes and the like. During the Part-time Period (as defined below), your base salary shall be a rate of $1,200 per full day in which you work.

        In addition to your compensation, you may continue to take advantage of various benefits offered by Alphatec including Alphatec's 401(k) plan. These benefits may be modified or changed from time to time at the sole discretion of Alphatec. Any provision of benefits to you in no way changes or impacts your status as an at-will employee.

        At the end of the 2005 fiscal year, Employee will be eligible to receive a cash performance bonus for the 2005 fiscal year ("FY 2005") that is based on the Company's audited revenues (the "Revenue Bonus"), payable within 30 days after the end of the Company's fiscal year, in an amount of up to 50% of the base salary actually received by Employee from August 1, 2005 through December 31, 2005. The amount of the Revenue Bonus shall be calculated as follows: (i) if the Company's domestic and Japanese Net Sales (as that term is used in the Company's audited financial statements), exclusive of sales by businesses acquired from and after August 1, 2005 (the "Same Store Sales") equal or exceed $50 million Employee shall receive the full Revenue Bonus; (ii) in the event that Same Store Sales in FY 2005 are $33 million, Employee will receive 25% of his full Revenue Bonus; (iii) in the event that Same Store Sales in FY 2005 are $40 million, Employee will receive 50% of his full Revenue Bonus; (iv) in the event that Same Store Sales in FY 2005 are between $33 million and $40 million, the percentage of Employee's full Revenue Bonus shall be prorated between 25% and 50%; and (v) in the event that Same Store Sales for FY 2005 are between $40 million and $50 million, such percentage shall be prorated between 50% and 100% of the full Revenue Bonus.

        You will be granted 5,000 restricted shares of the Class A Common Stock of Alphatec Holdings, Inc. ("Holdings") in accordance with the Company's regular schedule for granting equity to its employees. This stock will be issued pursuant to a restricted stock agreement between you and Holdings. The restricted stock agreement will provide that the shares will become vested on August 31, 2005, with immediate vesting upon a change of control.

        4.    Your Representations, Warranties and Covenants to Alphatec    You hereby represent and warrant to Alphatec that (i) you are free to enter into and fully perform the duties of your position and that you are not subject to any employment, confidentiality, non-competition or other agreement that would restrict your employment with Alphatec, (ii) you are not in possession of any document or other tangible property of any other entity or person of a confidential or proprietary nature which would conflict in any manner whatsoever with any of your duties, obligations or responsibilities to the Company pursuant to this letter; (iii) your signing this letter does not violate any order, judgment or injunction applicable to you, or conflict with or breach any agreement to which you are a party or by which you are bound; (iv) on the Commencement Date you will be fully ready, willing and able to perform each and all of your duties, obligations and responsibilities to the Company pursuant to this letter.

        5.    Non-solicitation/Proprietary Information/Non disclosure    For a period of (i)12 months following the termination of Employee's employment relationship for "cause" by the Company or by the Employee for any reason; or (ii) three months following the termination of the Employee's employment relationship by the Company without "cause" (the "Nonsolicitation Period"), Employee will not (i) recruit, solicit or induce, (ii) attempt to recruit, solicit or induce, (iii) encourage any person or entity to recruit, solicit or induce, or (iv) encourage any person or entity to attempt to recruit, solicit or induce, any employee, consultant, agent, customer or supplier of the Company to terminate their employment with, or otherwise cease their relationship with the Company.

        Employee agrees that all information and know-how, whether or not in writing, of a proprietary, private, secret or confidential nature concerning the Company's business or financial affairs (collectively, "Proprietary Information") is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, inventions, projections, plans, research data, clinical data, financial data, personnel data, computer programs, and customer and supplier lists. Employee will not disclose any Proprietary Information to others outside the Company or use the same for any unauthorized purposes without written approval of the Company, either during or after his employment, unless and until such Proprietary Information has become public knowledge without fault by Employee or any third party that was not obligated to keep such Proprietary Information confidential. It is agreed and acknowledged by the parties that the terms of this letter shall be deemed to be Proprietary Information and the Employee shall only disclose such terms to his spouse or advisor acting in a fiduciary capacity (i.e., attorney or accountant).

        Employee agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by Employee or others, which shall come into his custody or possession, shall be and are the exclusive property of the Company and shall solely be used by Employee in the performance of his duties for the Company.

        Employee agrees that his obligation not to disclose or misuse Proprietary Information, also includes such similar types of information of subsidiaries, affiliates and joint ventures of the Company, customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the such similar types of information to the Company or to Employee in the course of the Company's business.

        You recognize that a breach or threatened breach by you of any of the provisions contained in this Section 5 will cause the Company irreparable injury. You therefore agree that the Company shall be entitled, in addition to any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining you from any such violation or threatened violations.

        6.    Leave of Absence; Part-Time Employment    It is agreed and acknowledged by the parties to this letter that the Employee shall take an unpaid leave of absence from February 1, 2005 through February 28, 2008. Beginning on March 1, 2005 through August 31, 2005 (the "Part-time Period"), the Employee's work relationship with the Company shall be part-time. During such Part-time Period the Employee shall be required to work for the Company no less than four full work days per calendar month. Such four work days shall be in the same work week, and shall be at a location determined by the Company's President and Chief Executive Officer. Any additional work days shall be determined upon the mutual agreement of the Employee and the Company's President and Chief Executive Officer.

        7.    Miscellaneous    This letter constitutes all of the terms of your new employment position with Alphatec. It supersedes any prior agreements, or other promises or statements (whether oral or written) regarding your employment with Alphatec.

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        Your signature on the copy of this letter and your submission of a signed copy to me will evidence your agreement set forth herein.

We are pleased to offer you this opportunity at Alphatec. We are confident that you will make many contributions to our unique and exciting enterprise.

Sincerely,
/s/ VICKY A. ROMANOSKI Vicky A. Romanoski Chief Administrative Officer and Vice President
Read, Agreed to and Acknowledged:
/s/ BILL PASTOR Signature Floyd W. "Bill" Pastor